EXHIBIT 99.1

Genentech	NEWS RELEASE

	Media Contact:	Debra Charlesworth Caroline Pecquet	(650) 225-2742 (650) 467-7078

	Investor Contact:	Kathee Littrell	(650) 225-1034

http://www.gene.com

GENENTECH ANNOUNCES FIRST QUARTER 2004 RESULTS --
INCREASE OF 28 PERCENT IN PRODUCT SALES

SOUTH SAN FRANCISCO, Calif. -- April 7, 2004 -- Genentech, Inc. (NYSE: DNA) today announced total product sales of $763.7 million for the first quarter of 2004, a 28 percent increase over product sales in the first quarter of 2003. Sales for Avastin™ (bevacizumab) were $38.1 million in the first quarter of 2004. Avastin, the first U.S. Food and Drug Administration (FDA) approved therapy designed to inhibit angiogenesis, received FDA approval on February 26, 2004 and Genentech shipped product the same day. Operating revenues increased by 30 percent from the first quarter of 2003 to $975.1 million.

            "Genentech is starting out the year with good quarterly performance, led by strong product sales. We have created a solid foundation for growth in the immediate future and into the next decade, which is key to our Horizon 2010 strategic plan," said Arthur D. Levinson, Ph.D., Genentech's chairman and chief executive officer.

            "We are on track with our strategy of investing in new product launches while strengthening our pipeline through increased R&D investments, thereby continuing to create improved shareholder value," said Louis J. Lavigne, Jr., Genentech's executive vice president and chief financial officer. "The first quarter 2004 non-GAAP EPS of $0.38 represents an increase of 41 percent from our fourth quarter 2003 non-GAAP EPS of $0.27. With three products in launch mode coupled with an increase in our tax rate, the nine percent increase in non-GAAP EPS for the first quarter of 2004 compared to the first quarter of 2003 is consistent with our expectations."

Note: First quarter GAAP EPS of $0.33 represents an increase of 38 percent from fourth quarter GAAP 2003 EPS of $0.24. Genentech's non-GAAP earnings per share and non-GAAP net income exclude recurring charges related to the 1999 Roche redemption of Genentech's stock, and litigation-related special items. The differences in non-GAAP and GAAP numbers are reconciled in the tables below.

For the three months ended March 31, 2004:

  Operating revenues increased 30 percent to $975.1 million from $749.7 million in the first quarter of 2003. This revenue growth was driven primarily by sales of Genentech's BioOncology products Rituxan® (Rituximab), Herceptin® (Trastuzumab) and Avastin. Total product sales increased 28 percent to $763.7 million from $598.5 million in the first quarter of 2003.
  Non-GAAP net income increased 14 percent to $207.6 million from $182.6 million in the first quarter of 2003. GAAP net income increased 17 percent to $176.6 million from $151.5 million in the first quarter of 2003.
  Non-GAAP earnings per share increased 9 percent to $0.38 per share from $0.35 per share in the first quarter of 2003. GAAP earnings per share increased 14 percent to $0.33 per share from $0.29 per share in the first quarter of 2003.

Product Sales

            "We have successfully launched three products in just nine months, while continuing the growth of our sales of existing products like Rituxan and Herceptin. We are particularly proud of launching Avastin within hours of FDA approval on a Thursday so that physicians were able to use Avastin to treat patients for colorectal cancer the following Monday," said Myrtle Potter, president of Commercial Operations. "Sales of Rituxan remain strong, although we did observe impacts from lower inventory levels at distributors, as well as from initial caution among some physicians due to their adjustments to the new reimbursement methodology under the Medicare regulations."

            "With the strong performance of Avastin, we now feel that for 2004 a non-GAAP earnings per share increase in the range of 20 to 25 percent year-over-year is possible. Were revenues to increase further we would consider additional investment in the R&D and Commercial areas," said Lavigne.

For the three months ended March 31, 2004:

  Sales of marketed products increased 28 percent to $763.7 million from $598.5 million in the first quarter of 2003.
    BioOncology sales were 72 percent of total product revenues compared to 73 percent of total product revenues in the first quarter of 2003.
  Rituxan sales increased 17 percent to $400.6 million from $341.0 million in the first quarter of 2003.
    Net U.S. sales were $361.8 million, a 17 percent increase from the first quarter of 2003.
    Non-U.S. sales were $38.8 million compared to $31.0 million in the first quarter of 2003.
  Herceptin sales increased 21 percent to $113.5 million from $93.7 million in the first quarter of 2003.
  Avastin, launched in late February, realized sales of $38.1 million for the quarter.
  Xolair® (Omalizumab) sales were $30.0 million for the quarter.
  RAPTIVA™ (efalizumab) sales were $6.3 million for the quarter.
  In legacy products, growth hormone sales increased 11 percent to $85.5 million from $76.7 million in the first quarter of 2003; cardiovascular product sales decreased 3 percent to $46.3 million from $47.5 million in the first quarter of 2003; and Pulmozyme® (dornase alfa, recombinant) Inhalation Solution sales increased 10 percent to $43.4 million from $39.6 million in the first quarter of 2003.

Royalties

            Royalties grew to $154.1 million compared to $113.3 million in first quarter of 2003. The increase is primarily due to higher sales by various licensees.

Contract Revenues

            Contract revenues increased to $57.3 million compared to $37.9 million in the first quarter of 2003. The increase is primarily due to higher revenues from product opt-ins and reimbursement on development efforts from ongoing collaborations.

Total Costs and Expenses

            Costs and expenses increased as anticipated in the first quarter of 2004 in comparison to costs and expenses in the first quarter of 2003.

  Research and development (R&D) expenses were $190.3 million compared to $157.4 million in the first quarter of 2003. R&D expenses as a percentage of operating revenues were 20 percent compared to 21 percent in the first quarter of 2003.
  Cost of sales slightly decreased to $114.5 million from $114.8 million in the first quarter of 2003, primarily due to the product mix reflecting higher sales of more favorable margin products and lower royalty expenses. Cost of sales as a percentage of product sales was 15 percent compared to 19 percent in the first quarter of 2003.
  Marketing, general and administrative (MG&A) expenses increased to $247.3 million compared to $137.2 million in the first quarter of 2003 due to ongoing expenses for commercial products, primarily Xolair and RAPTIVA, the launch of Avastin, increased promotional programs, higher corporate functional and other expenses, and higher royalty expenses. MG&A expenses as a percentage of operating revenues increased to 25 percent compared to 18 percent in the first quarter of 2003.
  Collaboration profit-sharing expenses in 2003 increased to $126.4 million compared to $96.6 million in the first quarter of 2003. The growth was attributed to higher Rituxan and Xolair sales.

Webcast:

Genentech will be offering a live webcast of a discussion by Genentech management of the earnings and other business results on Wednesday, April 7, 2004, at 2:15 p.m. Pacific Time (PT). The live webcast may be accessed on Genentech's website at http://www.gene.com. This webcast will also be available after the call via the website until 5:00 p.m. PT on April 21, 2004. An audio replay of the webcast will be available beginning at 5:15 p.m. PT on April 7, 2004 through 5:15 p.m. PT on April 14, 2004. Access numbers for this replay are: 1-800-642-1687 (U.S./Canada) and 1-706-645-9291 (international); Conference ID number is 5846158.

About Genentech:

Genentech is a leading biotechnology company that discovers, develops, manufactures, and commercializes biotherapeutics for significant unmet medical needs. Eighteen of the currently approved biotechnology products originated from or are based on Genentech science. Genentech manufactures and commercializes 13 biotechnology products in the United States. The company has headquarters in South San Francisco, California, and is traded on the New York Stock Exchange under the symbol DNA. For additional information about the company, please visit http://www.gene.com.

Genentech Business and Product Development
Events in the First Quarter 2004

Marketed and Pipeline Product Events

Oncology

Avastin:  On February 26, 2004, Genentech announced that the FDA approved Avastin to be used in combination with intravenous 5-Fluorouracil-based chemotherapy as a treatment for patients with first-line or previously untreated metastatic cancer of the colon or rectum. Avastin is the first FDA-approved therapy designed to inhibit angiogenesis, the process by which new blood vessels develop, which is necessary to support tumor growth and metastasis.

Hedgehog Inhibitor:  In collaboration with Curis, Genentech added to its product pipeline a new small molecule, an inhibitor of the Hedgehog signaling pathway, which is under development for basal cell carcinoma.

Immunological Disease

RAPTIVA:  In March, Genentech and XOMA Ltd. announced preliminary results of a randomized, placebo-controlled Phase II study with RAPTIVA in 107 patients with psoriatic arthritis. Results showed a primary endpoint of ACR20 at 12 weeks (84 days) of 28 percent versus19 percent for RAPTIVA versus placebo, which did not reach statistical significance.

Corporate Events

Genentech provided an overview of its long-range strategy to create sustainable, long-term growth in stockholder value at its annual investment community meeting in New York on March 12, 2004. The strategy, called Horizon 2010, builds upon the company's existing 5x5 plan and sets goals to guide Genentech's vision to become a leader in revolutionizing the treatment of patients with cancer, immunological diseases and angiogenic disorders.

Genentech, Novartis Pharma AG and Tanox, Inc. announced that they settled all litigation among them and finalized the detailed terms of their three-party collaboration, begun in 1996, to develop and commercialize certain anti-IgE antibodies, including Xolair and TNX-901.

Genentech announced that the U.S. Court of Appeals for the Federal Circuit unanimously affirmed the 2002 judgment of a U.S. District Court that found in favor of Genentech that all claims of Chiron Corporation's U.S. Patent No. 6,054,561 asserted against Genentech are invalid.

Construction has begun on a site expansion at Genentech's existing Vacaville biotechnology manufacturing facility. The approximately $600 million investment will help the company meet its long-term production capacity needs. Combined with the current 427,000 square foot facility, the Vacaville site will be the largest biotechnology manufacturing facility in the world.

Genentech announced its board of directors conditionally approved a two-for-one split of the company's common stock in the form of a stock dividend. This stock split will be effected only if stockholders approve an increase in Genentech's authorized common stock at the Annual Meeting of Stockholders, to be held on April 16, 2004. The record and distribution dates will be determined by the Board after the stockholder's meeting if the increase in Genentech's authorized common stock is approved.

In March, Genentech promoted Susan D. Hellmann, M.D., M.P.H., to president of Product Development, and Myrtle Potter to president of Commercial Operations. Also, David Ebersman, senior vice president of Product Operations, was named to Genentech's Executive Committee; Hal Barron was named chief medical officer, in addition to his role as senior vice president of Development; and Joseph McCracken, vice president of Business Development, was given the additional responsibilities for a newly created function, Strategic Pipeline Development. Todd Pierce was promoted to vice president, Corporate Information Technology, and will chair the company's Information Technology Strategy Council.

Safe Harbor Statement:

The statements made in this press release relating to Genentech's short-term and long-term growth, including EPS growth, are forward-looking and actual results could differ materially. Among other things, Genentech's future growth could be impacted by a number of factors, including FDA actions or delays or failure to receive FDA approval, competition, pricing, reimbursement rates, the ability to supply product, product withdrawals, new product approvals and launches, achieving sales revenue consistent with internal forecasts, unanticipated expenses such as litigation or legal settlement expenses or equity securities writedowns, costs of sales, R&D expenses, fluctuations in contract revenues and royalties, and fluctuations in tax and interest rates. Genentech has no intention, and disclaims any obligation and does not undertake to update or revise the forward-looking statements discussed above in this press release.

# # #

GENENTECH, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share amounts) (unaudited)

	Three Months Ended March 31,

	2004				2003

	GAAP(1)	Differences		Non-GAAP(2)	GAAP(1)	Differences		Non-GAAP(2)

Revenues:
Product sales	$763,700			$763,700	$598,482			$598,482
Royalties	154,097			154,097	113,275			113,275
Contract revenue	57,338			57,338	37,915			37,915

Total operating revenues	975,135			975,135	749,672			749,672

Costs and expenses:
Cost of sales	114,480			114,480	114,842			114,842
Research and development	190,345			190,345	157,433			157,433
Marketing, general and administrative	247,314			247,314	137,222			137,222
Collaboration profit sharing	126,431			126,431	96,547			96,547
Recurring charges related to redemption	38,209	$(38,209)	(3)	-	38,586	$(38,586)	(3)	-
Special charges: litigation-related	13,399	(13,399)	(4)	-	13,245	(13,245)	(4)	-

Total costs and expenses	730,178	(51,608)		678,570	557,875	(51,831)		506,044

Operating margin	244,957	51,608		296,565	191,797	51,831		243,628

Other income, net(5)	22,321			22,321	15,703			15,703

Income before taxes	267,278	51,608		318,886	207,500	51,831		259,331
Income tax provision	90,691	20,644		111,335	56,029	20,733		76,762

Net income	$176,587	$30,964		$207,551	$151,471	$31,098		$182,569

Earnings per share:
Basic	$0.33	$0.06		$0.39	$0.30	$0.06		$0.36

Diluted	$0.33	$0.05		$0.38	$0.29	$0.06		$0.35

Weighted average shares used to compute earnings per share:
Basic	527,599			527,599	511,909			511,909

Diluted	540,814			540,814	517,266			517,266

___________________
(1)	Reflects operating results in accordance with U.S. generally accepted accounting principles (or GAAP).
(2)	Non-GAAP amounts exclude litigation-related special charges and recurring charges related to the 1999 redemption of Genentech's Special Common Stock, net of related taxes.
(3)	Represents the amortization of other intangible assets related to the 1999 redemption of Genentech's Special Common Stock.
(4)	Represents accrued interest and bond costs related to the City of Hope trial judgment.
(5)

"Other income, net" includes realized gains from the sale of certain biotechnology equity securities and write-downs for other-than-temporary declines in the fair value of certain biotechnology debt and equity securities. In addition, "other income, net" includes interest income and interest expense. For further detail, refer to our web site at www.gene.com.

Q4 2003 Reconciliation of GAAP and Non-GAAP EPS

Fourth quarter 2003 GAAP EPS was $0.24 and non-GAAP EPS was $0.27 resulting in a difference of $0.03. Fourth quarter 2003 non-GAAP EPS excludes $38.6 million of recurring charges related to the 1999 Roche redemption of Genentech's stock, and $8.1 million of income on litigation-related special items, net of related taxes of $12.2 million.

GENENTECH, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)

	March 31,

	2004		2003(7)

Selected balance sheet data:
Cash and short-term investments	$1,637,821		$1,085,431
Accounts receivable - product sales, net	379,492		234,255
Accounts receivable - royalties, net	174,497		132,775
Accounts receivable - other, net	56,815		23,105
Inventories	524,729		411,107
Long-term marketable debt and equity securities	1,654,985		567,668
Property, plant and equipment, net	1,679,549	(5)	1,114,618
Goodwill	1,315,019		1,315,019
Other intangible assets	765,415		886,725
Other long-term assets	769,221	(4)	800,895	(4)
Total assets	9,134,455		6,808,887
Total current liabilities	687,608		643,993
Total liabilities	2,027,205	(6)	1,414,924
Total stockholders' equity	7,107,250		5,393,963

Year-to-date:
Capital expenditures	$97,707		$73,460

Total GAAP(1) depreciation and amortization expense	78,975		73,016
Less: redemption related amortization expense(3)	(38,209)		(38,586)

Non-GAAP(2) depreciation and amortization expense	$40,766		$34,430

___________________
(1)	In accordance with U.S. generally accepted accounting principles (or GAAP).
(2)	Non-GAAP amounts exclude amortization of other intangible assets related to the 1999 redemption of Genentech's Special Common Stock.
(3)	Represents the amortization of other intangible assets related to the 1999 redemption of Genentech's Special Common Stock.
(4)	Includes $630 million of restricted cash pledged to secure a bond for the City of Hope trial judgment.
(5)	Includes $344 million of assets related to the consolidation of a variable interest entity pursuant to Financial Accounting Standards Board Interpretation No. 46 (or FIN 46) on July 1, 2003.
(6)	Includes $412 million of debt related to the consolidation of a variable interest entity pursuant to FIN 46.
(7)	Certain reclassifications of prior period amounts have been made to conform with the current year presentation.